                              FOR IMMEDIATE RELEASE

                                            THOUSAND TRAILS, INC. NAMES
                      GRANT THORNTON AS INDEPENDENT AUDITOR


         Dallas, Texas, May 16, 2002 - Thousand Trails, Inc. (AMEX:TRV) announced today that, effective immediately, it has appointed Grant Thornton LLP as its independent auditor for fiscal 2002, replacing Arthur Andersen LLP. The change was approved by Thousand Trails' Board of Directors based on the unanimous recommendation of the Audit Committee.

         "For more than 10 years Andersen has provided Thousand Trails with outstanding audit services and adhered to a high standard of professionalism," said Bill Shaw, President and CEO. However, after a through evaluation process that included a review of several audit firms, the Board concluded that Grant Thornton would bring the best combination of talent and experience to the auditing effort. We look forward to working with Grant Thornton in the firm's new role as our independent auditor.

         Founded in 1969 to provide a secure, friendly, and affordable camping experience, Thousand Trails today offers a premium outdoors destination to 115,000 members at 59 membership-based camping preserves located in 17 states and British Columbia, Canada. Thousand Trails also provides a reciprocal use program for members of approximately 300 recreational facilities and manages 241 public campgrounds for the US Forest Service and other entities.


# # #

For further information contact:

Bryan D. Reed
Chief Financial Officer  (972) 243-2228